Exhibit 10.8

EVENTUS CONSULTING, P.C.	MEMBER
American Institute of
Certified Public Accountants

Arizona Society of
Certified Public Accountants

ENGAGEMENT FOR FINANCIAL SERVICES

November 8, 2019

David G. Jemmett, Chief Executive Officer

Cerberus Cyber Sentinel Corporation

7333 E Doubletree Ranch Road, Suite D270

Scottsdale, AZ 85258

Dear David:

We are looking forward to working with Cerberus Cyber Sentinel Corporation and subsidiaries (the “Company”) to help you accomplish your goals. This engagement agreement, effective as of the date affixed above (the “Effective Date”), outlines the terms of the financial services that Eventus Consulting, P.C. (“Eventus”) will be providing to the Company (the “Agreement”). Eventus and the Company are each individually referred to as “Party” and both collectively referred to as the “Parties.”

1. DESCRIPTION OF SERVICES.

Our services shall follow three main categories as follows which are outlined in more detail on Exhibit A:

●	Financial Operations (FinOps) - Integration of Business Units and Consolidation
●	Accounting Support and FinOps - Ongoing Operations for the Company
●	SEC Compliance - Investor Support and Regulatory Compliance

2. PERFORMANCE OF SERVICES. Eventus shall reasonably determine the manner in which all services to be provided herein are to be performed and the specific hours that will be reasonably necessary to ensure the performance of the services provided.

3. LIMITATIONS; SCOPE OF SERVICES. Eventus does not render legal advice, tax advice, auditing or attest services or investment advice, irrespective of its principals’, employees’ or agents’ professional backgrounds. Eventus is providing consulting services to the Company as outlined in Section 1 of this Agreement only; other financial consulting services that the Company may request from time-to-time will be provided under a separate agreement. The Company agrees to obtain independent advice from its counsel and independent registered public accounting firm regarding the adequacy of all information that is disclosed to third parties and investors. Payments made as per this Agreement are for the services described herein for the Company only. It is the Company’s and management’s complete and exclusive responsibility to comply with all financial reporting requirements established under all federal and state securities laws, rules, and regulations.

4. RESPONSIBILITIES OF THE COMPANY. It is the Company’s sole responsibility to provide Eventus with complete and accurate information in order for Eventus, its employees, agents, and consultants to fulfill its duties under this Agreement. The representations made within any documents produced in conjunction with the Company are the sole responsibility of the Company. Eventus shall rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees. Furthermore, by executing this Agreement, the Company represents that it has disclosed and will disclose, during the course of this engagement, all information to Eventus that could in fact limit or be construed to limit Eventus’ ability to perform its duties hereunder. The Company shall be solely responsible for the retention of its legal counsel, independent registered public accounting firm, and any other professional which may be needed to obtain any opinions regarding the Company’s compliance with applicable state and federal securities laws. The Company shall additionally be solely responsible for any actions it may take regarding the hiring, promotion, termination, assignment of responsibilities, and other similar tasks relating to the personnel used by the Company in the gathering, recording, and retention of financial information.

5. FEES. For the services described hereunder, Eventus shall be paid according to its customary hourly rate schedule indicated on Exhibit A, but not to exceed Fifteen Thousand ($15,000) per month (the “Maximum Cash Fee”). Payments are due upon receipt of invoice. All past due accounts will incur finance charges of 1.5% per month on any invoices not paid within 30 days and will be subject to collections after 90 days. We reserve the right to stop working if payments are not received in a timely manner. We are sensitive to the financial needs of the Company and will make every effort to accomplish our objectives in a timely manner to meet your budgetary goals and expectations. Every ninety (90) days from the Effective Date, Eventus shall compare total amounts billed with the total hours incurred and then confer with the Company on any variances, if any, and how to reconcile them and/or how to adjust the Maximum Cash Fee. For any additional work beyond what is described herein, Eventus will bill the Company according to its customary hourly rate schedule indicated on Exhibit A.

6. TIMING. The timing of services to be performed under this Agreement is highly dependent on the cooperation, efficiency and availability of documents and information from the Company. Document production and availability of Company personnel or other representatives shall be determined by and between the Parties. Each Party shall cooperate fully, and on a best efforts basis, in order to satisfy any time-table established, by and between the Parties, but is not to be considered a guarantee, warranty (implied or expressed) that a time-table will be met.

7. INDEPENDENT CONTRACTOR. The relationship between Eventus and the Company is solely that of an independent contractor and nothing contained herein shall be deemed to have created, by interpretation or implication, a relationship of employment, partnership, joint venture or agency. Eventus shall take no actions and make no statements that are inconsistent with its role as an independent contractor. All services rendered by Eventus on behalf of the Company shall be performed to the best of Eventus’ ability in concert with the overall business plan of the Company and the goals and objectives of the management and board of directors of the Company.

8. EXPENSES. The Company shall reimburse all reasonable approved out-of-pocket expenses incurred on behalf of Eventus in connection with this Agreement as mutually agreed upon by the Parties. Expenses may include travel and administrative expenses incurred during the Term of the Agreement and any other fees associated with the execution of this Agreement. Notwithstanding, all expenses shall be subject to pre-approval by the Company. All requests for reimbursement shall be made in writing. Any expense item that has not been objected to by the Company shall be paid within Ten (10) business days of the date of submission. Any objection shall be in writing, explaining the basis for the objection.

9. NON-CIRCUMVENT AND NON-DISCLOSURE.

(a) The Parties mutually recognize that the services described in this Agreement are confidential and that the business of each Party may be learned by the other and that the identity, address and/or telephone numbers of clients, agents, brokers, buyers, sellers, financiers, investors, consultants, experts, business plans, processes, intellectual property, bank accounts, transaction codes, all other capital sources, participating investment and commercial banks and/or entities (hereafter referred to as “Confidential Information”), which the other Party has acquired through years of time, expense and effort, shall be treated as confidential. Such Confidential Information shall remain the sole property of the contributing Party.

Eventus Consulting, P.C. | 14201 N. Hayden Road, Suite A-1 | Scottsdale, AZ 85260

Phone: (480) 659-6404 | Fax: (480) 659-6407 | E-mail: nreithinger@EventusAG.com

(b) Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become public knowledge through legal means without fault by the other Party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the other Party (iii) is known to the other Party prior to disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the other Party without reference to or use of the Confidential Information. In addition, the Parties shall be entitled to release Confidential Information to permit it to prosecute or defend any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, in the case of release pursuant to this section the Parties shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided the other Party with sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from disclosure.

(c) For and in consideration of the mutual promises, assertions, and covenants set forth herein, the Parties agree to take all reasonable action to ensure the confidentiality of the other Party’s business and the other Party’s Confidential Information. The Parties will maintain complete confidentiality regarding each other’s business sources and/or their affiliates and Confidential Information, as well as the nature and manner and forms of the other Party’s business dealings, unless the other Party provides, in its sole discretion, an express written agreement providing otherwise. The Parties will not, in any way or manner, solicit or accept business from sources or their affiliates that are made available by the other Party to this Agreement, at any time or in any manner prior to One (1) year from the expiration of this Agreement, without the express written permission of the Party who made available said sources, in its sole discretion. Any violation of these covenants shall be deemed an attempt to circumvent such other Party, and the Party violating this covenant shall be liable for damages in favor of the circumvented Party and/or an injunction and/or other equitable remedies. Each Party agrees with the other that upon any breach of this Agreement, the Party in default will pay to the other the non-circumvention damages, if applicable, plus all loss and/or damage sustained by the non-defaulting Party by reason of such breach, plus a reasonable sum for attorney’s expenses and attorney’s fees.

10. NON-SOLICITATION. The Company shall not retain the services, either directly or indirectly, of any Eventus employee, during the term of this Agreement or for twelve months thereafter, without prior written consent.

11. NO ASSURANCE. Due to factors that may exist and may occur during the term of this Agreement that are beyond the control of either the Eventus or the Company, Eventus can provide no assurance that the services described in this Agreement will be completed or effected and that, notwithstanding certain factors, whether known or unknown, could have an impact on Eventus performing its duties hereunder including, but not limited to, market conditions, regulatory obstacles, economic conditions, access to the appropriate data or otherwise.

12. BREACH. Except as set forth in this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either Party hereto, be determined by arbitration before the American Arbitration Association in New York in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the Parties. The prevailing Party shall be entitled to recover its costs and expenses in any such arbitration and the costs of filing for the arbitration, including but not limited to, reasonable attorneys’ fees, as well as the fees of the arbitrator. In the event of a material violation of the provisions of this Agreement, as determined by a party in good faith, that Party may seek injunctive relief in state or federal court to compel the other to comply with, or restrain from violating such provision.

13. TERM; TERMINATION. The term (the “Term”) of this Agreement shall be perpetual, commencing on the Effective Date of this Agreement, and unless otherwise terminated upon thirty days’ notice by either Party.

14. INDEMNIFICATION. The Parties agree to indemnify, hold harmless, and defend the other Party, its members, managers, officers, agents, and employees at its own expense, in respect to any action, proceeding, suit, cost expense, claim, or demand whatsoever that is brought by any third party, at law or in equity, in connection with the Company’s public filings under the Securities and Exchange Act of 1934, if applicable, including, without limitation, the disclosure or failure to disclose any information to any third party. This obligation to indemnify shall include, but not be limited to, any and all costs incurred by either Party, including reasonable attorney’s fees. The Parties will not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the other Party’s bad faith or gross negligence.

Eventus Consulting, P.C. | 14201 N. Hayden Road, Suite A-1 | Scottsdale, AZ 85260

Phone: (480) 659-6404 | Fax: (480) 659-6407 | E-mail: nreithinger@EventusAG.com

15. NOTICES. All notices and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid or by facsimile transmission. Mailed notices shall be deemed given three business days after the date mailed. Until otherwise specified by notice in writing, the address for such notices shall be:

If to Eventus:	Eventus Consulting, P.C.
14201 N. Hayden Road, Suite A-1
Scottsdale, AZ 85260
Attn: Neil Reithinger, President and Managing Director
E-Mail: nreithinger@EventusAG.com

If to the Company:	Cerberus Cyber Sentinel Corporation
7333 E Doubletree Ranch Road, Suite D270
Scottsdale, AZ 85258
Attn: David G. Jemmett, Chief Executive Officer
E-mail (for electronic): david@cerberussentinel.com

16. AMENDMENT. This Agreement may be modified or amended with the expressed and written consent of both Parties.

17. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

18. APPLICABLE LAW. This Agreement is made in, and shall be exclusively governed by the laws of the State of New York (and applicable U.S. federal law) without regard to their choice of law principles. Venue for any arbitration or litigation brought in connection with this Agreement shall reside exclusively in New York and both Parties hereby agree that such forum is convenient and waive any right to assert that the forum is not convenient.

19. BINDING AUTHORITY. Both signing individuals represent and warrant that they have full authority of their respective organizations to enter into this Agreement.

20. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties with respect to its subject matter. This Agreement merges any and all prior and contemporaneous oral or written agreements and/or statements made by one Party to the other, and thus shall be considered the full and final binding agreement with respect to its subject matter. The Parties have not relied upon any representation or warranty not expressly contained within this Agreement.

We appreciate the opportunity to work with you.

Sincerely,

/s/ Neil Reithinger
Neil Reithinger, CPA
President and Managing Director

Eventus Consulting, P.C. | 14201 N. Hayden Road, Suite A-1 | Scottsdale, AZ 85260

Phone: (480) 659-6404 | Fax: (480) 659-6407 | E-mail: nreithinger@EventusAG.com

RESPONSE

This engagement correctly sets forth the understanding of the parties.

Accepted by:

CERBERUS CYBER SENTINEL CORPORATION

By:	/s/ David Jemmett
Name:	David Jemmett
Title:	C.E.O.

Date:	November 8, 2019

Eventus Consulting, P.C. | 14201 N. Hayden Road, Suite A-1 | Scottsdale, AZ 85260

Phone: (480) 659-6404 | Fax: (480) 659-6407 | E-mail: nreithinger@EventusAG.com

EXHIBIT A

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